Exhibit 99.2

Certain Remarks of Todd E. Paulson

Urologix, Inc. Teleconference

April 26, 2006

•	We continued to invest in the expansion of our Cooled ThermoTherapy mobile service this past quarter, and also used additional cash resources on the procurement of inventory, much of which will support the first quarter fiscal 2007 launch of our Coolwave control unit.

•	Over 97% of our revenue in the third quarter of fiscal 2006 was generated through sales of our single-use treatment catheters, including those treatments delivered through our Cooled ThermoTherapy mobile service, bringing the year-to-date total to approximately 96% of total revenue.

•	Approximately 99% of our revenue in the current quarter and for the first nine months of our fiscal year was generated in the United States.

•	Shipments to Third-Party Mobile Service Providers in the third quarter, as expected, declined slightly from Q2 levels and more significantly from prior year levels, and as we discussed last quarter, now represent less than 20% of total U.S. volume.

•	We sold only 3 control units during the quarter, down from 14 in the prior year and 12 in the prior quarter, as we believe some customers held off purchasing decisions awaiting the approval, which we have now received from the FDA, and launch of Coolwave.

•	New account development continued at a robust rate during the quarter as we delivered 64 new accounts this quarter, up from 49 in the prior year quarter.

•	The majority of our new accounts continue to be those contracting for our Cooled ThermoTherapy mobile service.

•	As expected, R&D expenses decreased on a quarter over quarter basis primarily due to a reduction in Coolwave expenses as that program moves from development to the pre-launch stage.

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

April 26, 2006

•	Our delivery costs are well within the band of our expectations and the growth of our captive mobile is running approximately 50%, quarter over quarter.

•	During the third quarter, we observed the increasing tension of some of these relationships and saw the impact in order rates at the non-captive mobile accounts, which are now at approximately half the prior year rate.